EXHIBIT 99.(a)(1)(D)

FORM OF EMAIL REMINDER OF TENDER OFFER EXPIRATION

To:	Eligible Optionee
From:	tenderoffer@medarex.com
Subject:	Reminder: Tender Offer Election Required

According to our records, you have not yet submitted your election for the Offer to Amend Eligible Options. Although acceptance of the Offer is voluntary, all Eligible Optionees must submit an Election Form setting forth their personal election to either elect to amend or reject the Offer.

Please remember that the tender offer is scheduled to close at 11:59 pm (EDT) on Monday, April 9th. No elections will be accepted after the Offer expires.